Exhibit 10.2

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of December 29, 2020, is hereby entered into by and among Golden Nugget Online Gaming, Inc. (f/k/a Landcadia Holdings II, Inc.), a Delaware corporation (the “Corporation”), LHGN HoldCo, LLC, a Delaware limited liability company (“Holdings”), and Landry’s Fertitta, LLC, a Texas limited liability company (“LF LLC”).

RECITALS

WHEREAS, LF LLC and the Corporation own membership interests in Holdings (the “Units”), which is treated as a partnership for United States federal income tax purposes;

WHERAS, in connection with the Transactions, the Corporation shall issue shares of Class B common stock of the Corporation, par value $0.01 per share (“Class B Shares”) to LF LLC;

WHEREAS, pursuant to the LLC Agreement, LF LLC will have the right to have redeemed from time to time (the “Redemption Right”) all or a portion of its Units (together with the surrender and delivery of an equal number of Class B Shares), in each case, in exchange for an equal number of shares of Class A common stock of the Corporation, par value $0.01 per share (“Class A Shares”) or, at the election of Holdings, cash;

WHEREAS, Holdings and each of its direct and indirect Subsidiaries treated as a partnership for United States federal income tax purposes will have in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which a Basis Transaction occurs, which election is intended to result for certain Basis Transactions in an adjustment to the Tax basis of the assets owned by Holdings and such Subsidiaries (solely with respect to the Corporation);

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporation, as a member of Holdings (and in respect of each of Holdings’ direct and indirect Subsidiaries treated as disregarded entities or partnerships for United States federal income tax purposes), may be affected by (i) the Basis Adjustments, and (ii) the Imputed Interest (collectively, “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the actual or deemed effect of the Tax Attributes on the liability for Taxes of the Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
DEFINITIONS

Definitions. As used in this Agreement, the terms set forth in this ARTICLE I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any governmental entity.

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the actual liability for U.S. federal income taxes of the Corporation as reported on its Corporation Return for such Taxable Year, and, without duplication, the portion of any liability for U.S. federal income taxes imposed directly on Holdings (and Holdings’ applicable Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporation under Section 704 of the Code (provided, that such amount will be calculated excluding deductions of (and other impacts of) state and local income taxes) and (ii) the product of the amount of the United States federal taxable income or gain for such Taxable Year reported on the Corporation Return and the Assumed Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Recitals of this Agreement.

“Alternate Source” is defined in the definition of LIBOR.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Amendment” means that certain amendment to the Purchase Agreement, dated as of September 17, 2020.

“Assumed Rate” means, with respect to any Taxable Year, the sum, with respect to each state and local jurisdiction in which the Corporation files Tax Returns, of the products of (i) the Corporation’s tax apportionment rate(s) for such jurisdiction for such Taxable Year multiplied by (ii) the highest corporate tax rate(s) for such jurisdiction for such Taxable Year.

“Attributable” means the portion of any item that is attributable to an Eligible Member as determined by reference to the Tax Attributes, under the following principles:

(i)            any Basis Adjustments shall be determined separately with respect to each Eligible Member and are Attributable to each Eligible Member to the extent the Basis Adjustments relates to such Eligible Member; and

(ii)           any deduction to the Corporation with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income.

“Available Cash” means all cash and cash equivalents of the Corporation on hand, less the amount of cash reserves reasonably established in good faith by the Corporation to (i) provide for the proper conduct of the business of the Corporation or (ii) comply with applicable Law or any Senior Obligations.

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of a Basis Transaction, taking into account Section 2.1 of this Agreement, including, but not limited to: (i) under the principles of Sections 732 and 1012 of the Code (including in a situation where, as a result of one or more Basis Transactions, Holdings becomes an entity that is disregarded as separate from its owner for Tax purposes) or (ii) Sections 704(c)(1)(B), 707, 734, 743(b) and 754 of the Code (including in situations where, following a Basis Transaction, Holdings remains in existence as an entity for Tax purposes) and, in each case, comparable sections of state and local Tax laws. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from a Basis Transaction of one or more Units shall be determined without regard to any Pre-Redemption Transfer of such Units and as if any such Pre-Redemption Transfer had not occurred.

“Basis Schedule” is defined in Section 2.2 of this Agreement.

“Basis Transaction” means any (i) Redemption, (ii) transaction characterized under Section 707(a)(2)(B) of the Code as a sale by an Eligible Member of Units or Reference Assets (iii) distribution (including a deemed distribution) by a member of the Holdings to a Member that results in a basis adjustment to a Reference Asset under Section 734(b) or 732 of the Code or (iv) the Transactions.

“Basis Transaction Date” means the date of any Basis Transaction.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security, and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Breach Notice” is defined in Section 4.1(b).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Cash Election” means an election by Holdings pursuant to the LLC Agreement to pay cash instead of Class A Shares in the event of a Redemption; provided, that so long as the Corporation makes the election on behalf of Holdings in its capacity as the sole managing member of Holdings, such election shall be approved by a majority of the Disinterested Directors.

“Change of Control” means the occurrence of any of the following events:

(a)            any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities (excluding any Person or any group of Persons who, on the Closing Date, is the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities);

(b)            there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(c)            the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to a Subsidiary or an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions for which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have immediately following such transaction or series of transactions substantially the same proportionate ownership in an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Shares” is defined in the Recitals of this Agreement.

“Class B Shares” is defined in the Recitals of this Agreement.

“Closing Date” shall have the meaning ascribed thereto in the Purchase Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the Recitals of this Agreement.

“Corporation Return” means the IRS Form 1120 (or any successor form) of the Corporation filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits of the Corporation for all Taxable Years, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period (but not less than zero). The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local Tax law, as applicable, or any other event (including the execution of an IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Disinterested Director” shall mean a member of the Corporation’s audit committee or another body of independent directors of the Corporation authorized to approve the referenced matter in accordance with the Corporation’s related party policy; provided, that for purposes of this Agreement, any matter referenced in this Agreement that is to be approved by the Disinterested Directors shall be deemed to constitute a “related party transaction” for purposes of the related party policy, regardless of the dollar amount involved.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Eligible Member” means LF LLC, and each other Person who from time to time executes a Joinder in the form attached hereto as Exhibit A.

“Estimated TRA Benefit” shall mean the projected reduction in the Corporation’s Taxes due as a result of the Basis Adjustment achieved as a result of the Transactions, which shall be calculated as of the Closing Date and in accordance with the Laws in effect as of the Closing Date.

“Estimated TRA Payments” shall mean the projected amount of payments expected to be made by the Corporation under this Agreement as a result of the Estimated TRA Benefit, which shall be calculated as of the Closing Date and in accordance with the Laws in effect as of the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expert” is defined in Section 7.8 of this Agreement.

“Holdings” is defined in the Recitals of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of, without duplication, (a) the Corporation and (b) Holdings, but only with respect to Taxes imposed on Holdings under Section 6225 of the Code and allocable to the Corporation, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but (i) using the Non-Stepped Up Tax Basis (as reflected on the applicable Basis Schedule including amendments thereto for the Taxable Year) provided, that Hypothetical Tax Liability shall be calculated assuming that the liability for state and local Taxes (but not, for the avoidance of doubt, United States federal taxes) shall be equal to the product of (x) the amount of the U.S. federal taxable income or gain calculated for purposes of this definition of Hypothetical Tax Liability for such Taxable Year multiplied by (y) the Assumed Rate, and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Tax Attribute.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the Corporation’s payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder” means the Joinder in the form attached hereto as Exhibit A.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporation as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period, as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Corporation at such time, which determination shall be conclusive absent manifest error); provided that, at no time shall LIBOR be less than 0%. If the Corporation has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporation shall (as determined by the Corporation to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporation and LF LLC, as may be necessary or appropriate, in the reasonable judgment of the Corporation, to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporation, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporation.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“LF LLC” in defined in the Recitals of this Agreement.

“LLC Agreement” means the Amended and Restated Limited Liability Agreement of Holdings, dated on or about the date hereof, as such agreement may be amended from time to time.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Basis Transaction Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Basis Transaction Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Basis Transaction Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board of Directors of the Corporation in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Payment Date” means any date on which a payment is required to be made pursuant to Section 3.1(a).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Redemption Transfer” means any transfer (including upon the death of an Eligible Member) or distribution of one or more Units (i) that occurs prior to a Redemption of such Units, and (ii) to which Section 743(b) of the Code applies.

“Purchase Agreement” means the purchase agreement entered into on June 28, 2020, by the Corporation with Holdings, LF LLC, GNOG Holdings, LLC, a Delaware limited liability company and newly formed, wholly-owned subsidiary of LF LLC (“GNOG HoldCo”), and Golden Nugget Online Gaming, Inc. (f/k/a Landry’s Finance Acquisition Co.), a New Jersey corporation and wholly-owned subsidiary of LF LLC, including any amendments thereto, such as the Amendment.

“Realized Tax Benefit” means, for a Taxable Year, the net excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability, for such Taxable Year, of (a) the Corporation and (b) Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Corporation, with such “actual” liability to be computed in accordance with the definition of “Actual Tax Liability” and Section 2.1 of this Agreement. If all or a portion of the Actual Tax Liability of the Corporation (or Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Corporation) for such Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the net excess, if any, of the Actual Tax Liability, for such Taxable Year, of (a) the Corporation and (b) Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Corporation, with such “actual” liability to be computed in accordance with the definition of “Actual Tax Liability” and Section 2.1 of this Agreement, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability of the Corporation (or Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Corporation) for such Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.8.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.8 of this Agreement.

“Redemption” means any redemption by an Eligible Member, pursuant to the Redemption Right, of all or a portion of its Units for Class A Shares (or, in the event of a Cash Election, cash).

“Redemption Right” is defined in the Recitals of this Agreement.

“Reference Asset” means an asset that is held by Holdings, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of, or immediately prior to, a Basis Transaction. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Replacement Rate” is defined in the definition of LIBOR.

“Retained Benefit” shall be an amount, which shall be calculated as of the Closing Date, equal to the excess, if any, between the Transaction 1 Benefit and the Transaction 2 Benefit.

“Schedule” means any Basis Schedule or Tax Benefit Schedule and the Early Termination Schedule, as well as any Amended Schedule when the context requires.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such other Person.

“Tax Attributes” is defined in the Recitals of this Agreement.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is prepared), ending on or after the Closing Date.

“Taxes” means any and all United States federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis, and any interest related thereto.

“Taxing Authority” shall mean the IRS and any other U.S. or non-U.S. federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, exercising any Taxing authority or any other authority exercising Tax regulatory authority.

“TRA Payment” is defined in Section 5.1 of this Agreement.

“TRA Payment Adjustment Amount” shall mean the Retained Benefit as calculated by PricewaterhouseCoopers, provided that upon the election of a majority of the Disinterested Directors, the Corporation may engage (at its expense), a different reputable national accounting firm (selected by the Corporation and consented to by LF LLC, which consent shall not be unreasonably withheld, conditioned, or delayed) to review the Retained Benefit as calculated by PricewaterhouseCoopers (with the scope of such review to be determined by a majority of the Disinterested Directors), provided that such accounting firm complete its review of the Retained Benefit within 90 days following the Closing Date, in which case the Retained Benefit as adjusted based upon the review by such other accounting firm shall replace the Retained Benefit as calculated by PricewaterhouseCoopers if there is a difference of greater than 20 percentage points. LF LLC shall cooperate with the Corporation and such accounting firm in good faith to calculate the Retained Benefit.

“Transactions” means all of the transactions contemplated under Section 5.14(h)(v) of the Purchase Agreement, as amended pursuant to the Amendment, except where the context otherwise requires.

“Transaction 1 Benefit” shall mean the excess amount of the Estimated TRA Benefit over the Estimated TRA Payments in accordance with the tax characterization of the Transactions as described in Section 5.14(h)(v) of the Purchase Agreement prior to the Amendment.

“Transaction 2 Benefit” shall mean the excess amount of the Estimated TRA Benefit over the Estimated TRA Payments in accordance with the tax characterization of the Transactions as described in Section 5.14(h)(v) of the Purchase Agreement as amended pursuant to the Amendment.

“Transfer” has the meaning set forth in the LLC Agreement and the terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” means, in respect of an Eligible Member, as of an Early Termination Date, the assumptions that (a) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully use the deductions and/or losses (including, as applicable and for the avoidance of doubt, any deductions taken as a result of applying the Valuation Assumptions) arising from any Tax Attribute during such Taxable Year or future Taxable Years (including, as applicable and for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions or losses would become available; (b) the federal Tax rates and state and local Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law; (c) all taxable income of the Corporation will be subject to the maximum applicable Tax rates for each Tax throughout the relevant period; (d) any loss or credit carryovers relating to or generated by any Tax Attribute in respect of such Eligible Member and available as of the date of the Early Termination Schedule will be used by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers (and for losses without an expiration date will be used through fifteen years after such losses are generated); (e) any non-amortizable assets (i) will be disposed of in the case of inventory, accounts receivables and cash equivalents, 12 months after the Early Termination Date, (ii) will never be disposed of in the case of stock of a Subsidiary of Holdings, and (iii) will be disposed of in the case of all other non-amortizable assets, on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date; (f) if, at the Early Termination Date, there are Units that have not been Redeemed, then each such Unit shall be deemed to be Redeemed for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Redemption occurred on the Early Termination Date as provided in Section 4.3(b); (g) any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed (including any extensions) as provided in Section 4.3(b); and (h) with respect to Taxable Years ending prior to the Early Termination Date, any unpaid Tax Benefit Payments and any applicable interest accruing at the Default Rate will be paid.

Article II
DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

Section 2.1           Applicable Calculation Principles. Subject to Section 2.1, Section 3.3(a), Section 4.1(c) and Section 4.3, the Realized Tax Benefit or Realized Tax Detriment is intended to measure the decrease or increase in the actual liability for Taxes of the Corporation (and without duplication, Holdings, but only with respect to Taxes imposed on Holdings under Section 6225 of the Code and allocable to the Corporation) for such Taxable Year attributable to the Tax Attributes determined using a “with and without” methodology (which shall be calculated using the methodology set forth in the definitions of Realized Tax Benefit and Realized Tax Detriment). For the avoidance of doubt, the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporation for the Units acquired in a Redemption. Carryovers or carrybacks of any Tax item attributable to the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Tax Attribute, and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that, except as otherwise required by applicable Law, (i) any Tax Benefit Payment in respect of an Eligible Member attributable to a Basis Transaction in respect of such Eligible Member (other than amounts accounted for as interest under the Code) will (A) be treated as a subsequent upward purchase price adjustment and (B) have the effect of creating additional Basis Adjustments in respect of such Eligible Member with respect to Reference Assets in the year of payment, and (ii) as a result, such additional Basis Adjustments in respect of such Eligible Member will be incorporated into the current year calculation and into future year calculations, as appropriate. The parties to this Agreement acknowledge and agree that, except as otherwise required by applicable law, each Basis Transaction will give rise to Basis Adjustments, to the extent permitted by applicable Law.

Section 2.2           Basis Schedule. Within 120 days after the filing of the Corporation Return for each Taxable Year in which there is a Basis Transaction with respect to an Eligible Member, the Corporation shall deliver to each such Eligible Member a schedule (a “Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (a) the actual Tax basis and the Non-Stepped Up Tax Basis of the Reference Assets attributable to such Eligible Member as of each applicable Basis Transaction Date, (b) the Basis Adjustments attributable to such Eligible Member as a result of each Basis Transaction effected in such Taxable Year by such Eligible Member, (c) the period or periods, if any, over which the Reference Assets are estimated to be amortizable and/or depreciable, and (d) the period or periods, if any, over which each Basis Adjustment Attributable to such Eligible Member is estimated to be amortizable and/or depreciable. A Basis Schedule will become final and binding on the parties to this Agreement pursuant to the procedures set forth in Section 2.4(a) and may be amended by the parties to this Agreement pursuant to the procedures set forth in Section 2.4(b).

Section 2.3           Tax Benefit Schedule. Within 120 days after the filing of the Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment Attributable to an Eligible Member, the Corporation shall provide to each such Eligible Member a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit or Realized Tax Detriment Attributable to such Eligible Member for such Taxable Year and (ii) the calculation of any Tax Benefit Payment to be made to such Eligible Member pursuant to Article III with respect to such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b).

Section 2.4           Procedures, Amendments.

(a)            Procedure. Every time the Corporation delivers to an Eligible Member an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also deliver to the Eligible Member schedules and work papers, as determined by the Corporation or reasonably requested by the Eligible Member (in which case the Eligible Member shall pay for any out-of-pocket expenses incurred in connection with such request), providing reasonable detail regarding the preparation of the Schedule. Without limiting the generality of the preceding sentence, each time the Corporation delivers to an Eligible Member a Tax Benefit Schedule, in addition to the Tax Benefit Schedule, the Corporation shall also deliver to such Eligible Member a reasonably detailed calculation by the Corporation of the applicable Hypothetical Tax Liability and Actual Tax Liability in respect of such Eligible Member. The applicable Tax Benefit Schedule and the Basis Schedule shall become final and binding on all parties unless the Eligible Member, within 30 calendar days after receiving such Schedule or amendment thereto, provides the Corporation with notice of its material objection to such Schedule (an “Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in any such Objection Notice within 30 calendar days of receipt thereof by the Corporation, the Corporation and the Eligible Member shall employ the Reconciliation Procedures as described in Section 7.8 of this Agreement. Following the resolution of the issues raised by an Objection Notice, including as a result of the Reconciliation Procedures, the Corporation shall revise (and deliver to the Eligible Member) the relevant Schedule in accordance with such resolution, and such revised Schedule shall become final and binding on the relevant Eligible Member (and on the Corporation as to that Eligible Member).

(b)            Amended Schedule. The applicable Schedule in respect of an Eligible Member for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Eligible Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment in respect of the Eligible Member for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment in respect of the Eligible Member for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the Eligible Member when the Corporation delivers the Basis Schedule for the following Taxable Year. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a) or, if applicable, Section 7.8, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing the Corporation Return with respect to the Taxable Year in which the amendment actually occurs.

Article III
TAX BENEFIT PAYMENTS

Section 3.1           Payments.

(a)            Payments. Within five Business Days of a Tax Benefit Schedule that was delivered to an Eligible Member becoming final in accordance with Section 2.4(a), the Corporation shall pay to such Eligible Member for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer (or as otherwise agreed by the Corporation and the Eligible Member) of immediately available funds to a bank account of the Eligible Member previously designated by such Eligible Member to the Corporation. No Eligible Member shall be required under any circumstances to return any portion of any TRA Payment previously paid by the Corporation to such Eligible Member.

(b)            A “Tax Benefit Payment” means in respect of each Eligible Member an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount Attributable to such Eligible Member. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units or other assets in a Basis Transaction unless otherwise required by Law. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1, excluding payments attributable to the Interest Amount. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the determination of the portion of the Tax Benefit Payment to be paid to an Eligible Member under this Agreement with respect to state and local taxes shall not require separate “with and without” calculations in respect of each applicable state and local tax jurisdiction but rather will be based on the United States federal taxable income or gain for such taxable year reported on the Corporation Return and the Assumed Rate. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date; provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to any Eligible Member, regardless of whether such payment is made prior to the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Basis Transaction, by reference to the resulting Basis Adjustment.

(c)            The Corporation shall use good faith efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement.

Section 3.2           No Duplicative Payments. Notwithstanding anything in this Agreement to the contrary, it is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the applicable Eligible Members pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved. For the avoidance of doubt, no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated Tax payments, including estimated U.S. federal Tax payments.

Section 3.3           Pro Rata Payments; Coordination of Benefits.

(a)            Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporation’s deductions with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income, the limitation on the Tax benefit for the Corporation shall be allocated among the Eligible Members in proportion to the respective amounts of Tax Benefit Payments that would have been determined under this Agreement in respect of each such Eligible Member if the Corporation had sufficient taxable income so that there were no such limitation.

(b)            If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporation and the Eligible Members agree that (i) the Corporation shall pay to each Eligible Member eligible to receive a Tax Benefit Payment for such Taxable Year the same proportion of each Tax Benefit Payment due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

Section 3.4           Overpayments. To the extent the Corporation makes a payment to an Eligible Member in respect of a particular Taxable Year under Section 3.1 in an amount in excess of the amount of such payment that should have been made to such Eligible Member in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such Eligible Member shall not receive further payments under this Agreement until such Eligible Member has foregone an amount of payments equal to such excess.

Article IV
TERMINATION

Section 4.1           Early Termination and Breach of Agreement.

(a)            The Corporation (upon a majority vote of its Disinterested Directors) may terminate this Agreement at any time by paying to each Eligible Member the Early Termination Payment Attributable to each such Eligible Member; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Eligible Members; and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Corporation, neither the Eligible Members nor the Corporation shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporation and an Eligible Member as due and payable but unpaid as of Early Termination Date (which Tax Benefit Payment shall not be included in the Early Termination Payment described in this Section 4.1(a)) and (ii) Tax Benefit Payment in respect of an Eligible Member due for the Taxable Year ending with or including the Early Termination Date (except to the extent that the amount described in this clause (ii) is included in the Early Termination Payment described in this Section 4.1(a) or (at the option of the Corporation) in clause (i)); provided, that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this Agreement shall terminate. For the avoidance of doubt, if a Basis Transaction occurs after the Corporation makes the Early Termination Payments with respect to all Eligible Members, the Corporation shall have no obligations under this Agreement with respect to such Basis Transaction, and its only obligations under this Agreement in such case shall be its obligations to all Eligible Members under Section 4.3(a).

(b)            In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether (i) as a result of (A) failure to make any payment when due to the extent not paid within three months (except for all or a portion of such payment that is being disputed in good faith under this Agreement) or (B) failure to honor any other material obligation required hereunder to the extent not cured within 30 Business Days, in the case of each of (A) and (B), following receipt by the Corporation of written notice of such failure from the Eligible Members following such failure (a “Breach Notice”) or (iii) by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code (with a Breach Notice being deemed to be delivered on the date of such rejection), then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been dated as of the date of delivery of the Breach Notice and shall include (1) the Early Termination Payment of such Eligible Member calculated as if an Early Termination Notice had been dated as of the date of delivery of the Breach Notice, (2) any Tax Benefit Payment in respect of such Eligible Member agreed to by the Corporation and such Eligible Member as due and payable but unpaid as of the date of delivery of the Breach Notice (which Tax Benefit Payment shall not be included in the Early Termination Payment described in clause (1)), and (3) any Tax Benefit Payment in respect of such Eligible Member due for the Taxable Year ending with or including the date of delivery of the Breach Notice (except to the extent that the amount described in clause (3) is included in the Early Termination Payment described in clause (1) or (at the option of the Corporation) in the Tax Benefit Payment described in clause (2)); provided, that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this Agreement shall terminate. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Eligible Members shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the receipt by the Corporation of a Breach Notice following the date such payment is due shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement (unless such payment is being disputed in good faith under this Agreement), and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of receipt by the Corporation of a Breach Notice following the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment when due to the extent that the Corporation has insufficient Available Cash to make such payment or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable Law; provided, however, that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have Available Cash to make such payment as a result of limitations imposed by existing credit agreements to which Holdings (or any direct or indirect Subsidiary thereof) is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). In the event of an acceleration under this Section 4.1(b), and notwithstanding anything to the contrary in the foregoing, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the term “date of delivery of the Breach Notice” for “Early Termination Date”; the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporation pursuant to the first sentence of this Section 4.1(b) and the payment thereof; and if a Basis Transaction occurs after the Corporation makes all such required payments described in this Section 4.1(b), the Corporation shall have no obligations under this Agreement with respect to such Basis Transaction.

(c)            In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been dated as of the closing date of the Change of Control and shall include (i) the Early Termination Payment in respect of such Eligible Member, calculated as if an Early Termination Notice had been dated as of the effective date of such Change of Control, (ii) any Tax Benefit Payment in respect of such Eligible Member agreed to by the Corporation and such Eligible Member as due and payable but unpaid as of the effective date of such Change of Control (which Tax Benefit Payment shall not be included in the Early Termination Payment described in clause (i)), and (iii) any Tax Benefit Payment in respect of such Eligible Member due for any Taxable Year ending prior to, with or including the effective date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of the Early Termination Payment described in clause (i) (at the option of the Corporation) or are included in clause (ii)); provided, that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this Agreement shall terminate. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the term “the closing date of a Change of Control” for “Early Termination Date”; the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporation pursuant to the preceding sentence and the payment thereof; and if a Basis Transaction occurs after the Corporation makes all such required payments described in this Section 4.1(c), the Corporation shall have no obligations under this Agreement with respect to such Basis Transaction.

Section 4.2           Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to each Eligible Member notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for that Eligible Member. The Early Termination Schedule shall become final and binding on an Eligible Member (and on the Corporation as to that Eligible Member) unless the Eligible Member, within 30 calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Eligible Member shall employ the Reconciliation Procedures as described in Section 7.8 of this Agreement. Following the resolution of the issues raised by a Material Objection Notice, including as a result of the Reconciliation Procedures, the Corporation shall revise (and deliver to the Eligible Member) the Early Termination Schedule in accordance with such resolution, and such revised Early Termination Schedule shall become final and binding on the relevant Eligible Member (and on the Corporation as to that Eligible Member).

Section 4.3           Payment upon Early Termination.

(a)            Within five Business Days after agreement between an Eligible Member and the Corporation of the Early Termination Schedule, the Corporation shall pay to such Eligible Member an amount equal to the Early Termination Payment determined for such Eligible Member. Such payment shall be made by wire transfer (or as otherwise agreed by the Corporation and the Eligible Member) of immediately available funds to a bank account designated by the Eligible Member.

(b)            The “Early Termination Payment” shall equal with respect to any Eligible Member the present value, discounted at the Early Termination Rate as of the date of delivery of the final and binding Early Termination Schedule to the Eligible Member, of all unpaid Tax Benefit Payments (excluding the Interest Amount) that would be required to be paid by the Corporation to the Eligible Member (which, in the case of an Eligible Member that has Units that have not previously been Redeemed, shall be calculated as if such Eligible Member made a Redemption of all its remaining Units on the Early Termination Date) and assuming that the Valuation Assumptions are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (including extensions) under applicable Law (as of the Early Termination Date) for filing the Corporation Return for each such Taxable Year.

Article V
SUBORDINATION AND LATE PAYMENTS

Section 5.1           Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Eligible Members under this Agreement (a “TRA Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.2           Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to any Eligible Member when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due and payable, except as otherwise provided in this Agreement.

Article VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1           Participation of the Eligible Members in the Corporation’s and Holdings’ Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and Holdings, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify each Eligible Member of, and keep each such Eligible Member reasonably informed with respect to, the portion of any audit of the Corporation and Holdings by a Taxing Authority the outcome of which is reasonably expected to materially affect such Eligible Member’s rights and obligations under this Agreement, and shall provide to each such Eligible Member a reasonable opportunity to provide information and other input to the Corporation, Holdings and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and Holdings shall not be required to take any action that is inconsistent with any provision of the LLC Agreement or the Purchase Agreement.

Section 6.2           Consistency. The Corporation and each Eligible Member agree to report and cause to be reported (including by their Affiliates) for all purposes, including federal, state, and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any final and binding Schedule or Amended Schedule provided by or on behalf of the Corporation under this Agreement.

Section 6.3           Cooperation. Each Eligible Member shall (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Holdings shall reimburse the Eligible Member for any reasonable and documented third-party costs and expenses incurred by the Eligible Member pursuant to this Section 6.3.

Article VII
MISCELLANEOUS

Section 7.1           Notices. Any notice, request, demand or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Corporation, addressed to it at:

Golden Nugget Online Gaming, Inc.

1510 West Loop South

Houston, Texas 77027

Attention:	General Counsel
Email:	SScheinthal@ldry.com

With copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Fax:	(713) 836-3601
Attention:	Joel Rubinstein
Michael Deyong
Sang Ji
Email:	joel.rubinstein@whitecase.com
michael.deyong@whitecase.com
sji@whitecase.com

If to an Eligible Member, to the address and facsimile number set forth in Holdings’ records.

Each such notice or other communication shall be effective and deemed received for all purposes hereunder (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 7.1 and an appropriate answerback is received or, if transmitted after 5:00 p.m. Texas time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2           Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page, including by electronic signature, to this Agreement by facsimile transmission shall be as effective as delivery of a wet signature counterpart of this Agreement.

Section 7.3           Entire Agreement. This Agreement, together with all exhibits and schedules hereto and all other agreements referenced therein and herein, including the LLC Agreement and the Purchase Agreement, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. In the event of a conflict between this Agreement and the LLC Agreement or this Agreement and the Purchase Agreement, the provisions of the LLC Agreement and the Purchase Agreement, respectively, shall govern.

Section 7.4           No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third-party beneficiary hereto.

Section 7.5           Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party hereto with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such state and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law.

Section 7.6           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.7           Successors; Assignment; Amendments; Waivers.

(a)            No Eligible Member may assign, sell, pledge or otherwise alienate or transfer all or any portion of its rights or obligations under this Agreement to any Person without the prior written approval of a majority of the Disinterested Directors, except that any Eligible Member that Transfers its Units in accordance with the LLC Agreement shall have the option to assign, without the approval of the Disinterested Directors, to the Transferee of such Units such Eligible Member’s rights and obligations under this Agreement with respect to such Transferred Units. As a condition to any such assignment, each transferee approved pursuant to the preceding sentence, and the Corporation, Holdings and the transferor, shall execute and deliver a Joinder, in the form attached hereto as Exhibit A. If there is an assignment, sale, pledge or other alienation or transfer of all or any portion of an Eligible Member’s payment rights under this Agreement in which such Eligible Member does not transfer corresponding Units, Tax Benefit Payments shall be determined based on the Basis Adjustments that are Attributable to such transferring Eligible Member. The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of each of the Eligible Members (and any purported assignment without such consent shall be null and void).

(b)            No provision of this Agreement may be amended unless such amendment is approved in writing by a majority of each of the Disinterested Directors and Eligible Members (which approval shall not be unreasonably withheld, conditioned or delayed), in which case such amendment shall be permitted. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)            All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.8           Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9           Reconciliation. In the event that the Corporation and any Eligible Member are unable to resolve a disagreement with respect to the matters governed by Sections 2.4 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm, and the Expert shall not, and, unless the Eligible Member agrees otherwise, the firm that employs the Expert shall not, have any material relationship with either the Corporation or the Eligible Member or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.

The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the International Chamber of Commerce Centre for Expertise) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporation and the Eligible Member incurred in the conduct of such proceeding shall be allocated between the Corporation, on the one hand, and the Eligible Member, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the Eligible Member and may be entered and enforced in any court having jurisdiction.

Section 7.10         Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Eligible Member. Each Eligible Member shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax Law.

Section 7.11         Admission of the Corporation into a Consolidated Group.

(a)            If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated United States federal income tax return pursuant to Sections 1501 et seq. of the Code, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)            If the Corporation, its successor in interest or any member of a group described in Section 7.11(a) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated United States federal income tax return pursuant to Section 1501, et seq. of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of each such Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed Reference Asset as determined by a valuation expert selected by the Corporation plus, without duplication, (i) the amount of debt to which any such Reference Assets is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.11(b), and notwithstanding the foregoing, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation, its successor in interest or any member of a group described in Section 7.11(a), transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated United States federal income tax return pursuant to Section 1501, et seq. of the Code), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.11(b). Notwithstanding the foregoing, no Tax Benefit Payment or Early Termination Payment shall be calculated, and no payment shall be made under this Agreement, with regard to any transfer to an Affiliate of the Corporation which is subject to this Section 7.11(b) unless a majority of the Disinterested Directors shall have approved such transfer.

Section 7.12         Confidentiality. Each Eligible Member acknowledges and agrees that it may acquire access to confidential information of the Corporation in connection with the transactions contemplated by this Agreement and such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning Holdings and its Affiliates and successors or the other Eligible Members, learned by the Eligible Member heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such Eligible Member in violation of this Agreement) or is generally known to the public and (ii) the disclosure of information to the extent necessary for an Eligible Member to prepare and file his or her Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each Eligible Member (and each employee, representative or other agent of such Eligible Member or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, Holdings, the Eligible Members and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Eligible Members relating to such tax treatment and tax structure.

If an Eligible Member commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or its Subsidiaries or the other Eligible Members and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13         Partnership Agreement. To the extent applicable, this Agreement shall be treated as part of the partnership agreement of Holdings as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14         Independent Nature of Eligible Members’ Rights and Obligations. The obligations of each Eligible Member hereunder are several and not joint with the obligations of any other Eligible Member, and no Eligible Member shall be responsible in any way for the performance of the obligations of any other Eligible Member hereunder. The decision of each Eligible Member to enter into this Agreement has been made by such Eligible Member independently of any other Eligible Member. Nothing contained herein, and no action taken by any Eligible Member pursuant hereto, shall be deemed to constitute the Eligible Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Eligible Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporation acknowledges that the Eligible Members are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.15         Tax Treatment. The Corporation and the Eligible Members hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Basis Transaction that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Basis Transaction by or with respect to any Eligible Member, if such Eligible Member notifies the Corporation in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) to be applied with respect to such Basis Transaction, the amount of the initial consideration received in connection with such Basis Transaction and the aggregate Tax Benefit Payments to such Eligible Member in respect of such Basis Transaction (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

Section 7.16         Waiver of Jury Trial; Jurisdiction.

(a)          EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO OR INDEMNITEE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

(b)          The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any Action arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each of the parties hereto further irrevocably consents, to the fullest extent permitted by Law, to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 7.15 shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law.

Section 7.17         Certain Tax Benefit Payment Reductions Assumed in Connection with the Amendment. For each year prior to 2036 in which a Tax Benefit Payment is made pursuant to Section 3.1(a) with respect to the prior taxable year, that Tax Benefit Payment shall be reduced by the quotient of (a) the TRA Payment Adjustment Amount divided by (b) 15. To the extent that the TRA Payment Adjustment Amount exceeds the total reductions made pursuant to this Section 7.17 by December 31, 2035, then any Tax Benefit Payments made after that date shall be reduced by the amount of this excess until the total deductions made under this Section 7.17 equals the TRA Payment Adjustment Amount.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

GOLDEN NUGGET ONLINE GAMING, INC. (F/K/A LANDCADIA HOLDINGS II, INC.)

By:	/s/ Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	Vice President and Secretary

LHGN HOLDCO, LLC

By:	/s/ Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	Vice President and Secretary

LANDRY’S FERTITTA, LLC

By:	/s/ Richard H. Liem
	Name:	Richard H. Liem
	Title:	Vice President and Treasurer

[Signature Page to Tax Receivable Agreement]

EXHIBIT A

JOINDER

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among GOLDEN NUGGET ONLINE GAMING, INC (F/K/A LANDCADIA HOLDINGS II, INC.), a Delaware corporation (the “Corporation”), LHGN HoldCo, LLC, a Delaware limited liability company (“Holdings”), _____________ (“Transferor”) and _________________ (“Transferee”).

WHEREAS, on ______________________, Transferee shall acquire ______________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Transferee to execute and deliver this Joinder pursuant to Section 7.7(a) of that certain Tax Receivable Agreement, dated as of December 29, 2020, among the Corporation, Holdings and the other party or parties thereto (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

Section 1.1     Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2     Acquisition. The Transferor hereby transfers and assigns to the Transferee all of the Acquired Interests.

Section 1.3     Joinder.

(a)            By executing and delivering this Joinder to the Corporation, the Transferee hereby agrees to become a party to, to be bound by, and to comply with the terms, conditions and provisions of the Tax Receivable Agreement in the same manner as if the Transferee were an original signatory and named as an Eligible Member thereunder, except as otherwise provided in the Tax Receivable Agreement. By executing and delivering this Joinder to the Transferee, the Corporation hereby consents to and confirms its acceptance of the Transferee as an Eligible Member for purposes of the Tax Receivable Agreement to the extent provided therein.

(b)            By executing and delivering this Joinder to the Corporation, the Transferee hereby acknowledges, agrees and confirms (i) that its address details for notices under the Tax Receivable Agreement are as set forth on the signature page hereto and made a part hereof, and (ii) the Transferee has received a copy of the Tax Receivable Agreement and has reviewed the same and understands its contents.

Section 1.4     Entire Agreement. This Joinder and the Tax Receivable Agreement contain the entire understanding, whether oral or written, of the parties with respect to the matters covered hereby. Any amendment or change in this Joinder shall not be valid unless made in writing and signed by all parties hereto.

Section 1.5     Governing Law. The provisions of Sections 7.5 (Governing Law) and 7.15 (Waiver of Jury Trial; Jurisdiction) of the Tax Receivable Agreement shall apply to this Joinder as though set out in full herein.

Section 1.6     Counterparts. This Joinder may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page, including by electronic signature, to this Joinder by facsimile or other electronic transmission shall be as effective as delivery of a wet signature.

[Signature Page Follows]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

GOLDEN NUGGET ONLINE GAMING, INC. (F/K/A LANDCADIA HOLDINGS II, INC.)

By:
Name:
Title:

LHGN HOLDCO, LLC

By:
Name:
Title:

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices: